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Exhibit 3.9

                            ARTICLES OF INCORPORATION
                                       OF
                         TECHNOMEDICAL PROPERTIES, INC.

         We, the undersigned natural persons acting as incorporators of the corporation under the Utah Business Corporations Act adopt the following Articles of Incorporation for such corporation.

                                    ARTICLE I

         Name.  The name of the corporation (hereinafter called
"Corporation") is TECHNOMEDICAL PROPERTIES, INC.

                                   ARTICLE II

         Period of Duration. The period of duration of the Corporation is perpetual.

                                   ARTICLE III

         Purposes and Powers. The purpose for which this Corporation is organized is to engage in the business of investing in investments of all forms and nature and to engage in any and all other lawful business.

                                   ARTICLE IV

         Capitalization. The Corporation shall have the authority to issue 50,000,000 shares of stock having a par value of one mil ($.001). All stock of the Corporation shall be of the same class and shall have the same rights and preferences. Fully paid stock of this Corporation shall not be liable for further call or assessment. The authorized trading shares shall be issued at the discretion of the Directors.

                                    ARTICLE V

         Commencement of Business. The Corporation shall not commence business until at least One Thousand Dollars ($1,000) has been received by the Corporation as consideration for the issuance of its shares.

                                   ARTICLE VI

         Initial Registered Office and Initial Registered Agent. The address of the initial registered office of the Corporation is 1549 South 1300 East, Salt Lake City, Utah 84105, and the initial registered agent of the Corporation at such address is W. Sterling Mason, Jr.

                                  ARTICLE VII

         Directors. The Corporation shall be governed by a Board of Directors consisting of no less than three (3) and no more than nine (9) directors. Directors need not be stockholders in the Corporation but shall be elected by the stockholders of the Corporation. The number of Directors constituting the initial Board of directors is three (3) and the name and post office address of the persons who shall serve as Directors until their successors are elected and qualified are:

Kurtis D. Hughes
2325 Arbor Lane
Salt Lake City, Utah 84117

R. Kenneth Jarrell
1504 Browning Avenue
Salt Lake City, Utah 84105

Sharon Lundskog
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1168 Sunnyside Avenue
Salt Lake City, Utah 84102

                                  ARTICLE VIII

         Incorporators. The name and post office address of each incorporator is:

Kurtis D. Hughes
2325 Arbor Lane
Salt Lake City, Utah 84117

R. Kenneth Jarrell
1504 Browning Avenue
Salt Lake City, Utah 84105

Sharon Lundskog
1168 Sunnyside Avenue
Salt Lake City, Utah 84102

                                   ARTICLE IX

         Preemptive Rights. There shall be no preemptive right to acquire unissued and/or treasury shares of the stock of the Corporation.

                                    ARTICLE X

         Voting of Shares. Each outstanding share of common stock of the Corporation shall be entitled to one vote on each matter submitting to a vote at the meeting of the stockholders. Each stockholder shall be entitled to vote his or its shares in person or by proxy, executed in writing by such stockholder, or by his duly authorized attorney-in-fact. At each election of Directors, every stockholder entitled to vote in such election shall have the right to vote in person or by proxy the number of shares owned by him or it for as many persons as there are directors to be elected and for whose election he or it has the right to vote, but the shareholder shall have no right to accumulate his or its votes with regard to such election.

                                   ARTICLE XI

         Declaration Of Partial Liquidating Dividends. The Board of Directors shall have the authority to declare, in its discretion, any dividends permitted by law including dividends in cash and property and shall, in addition, have authority to declare partial liquidating dividends by the Corporation without the consent or vote of the shareholders.

/s/
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/s/
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/s/
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STATE OF UTAH        )

                     : SS

COUNTY OF SALT LAKE  )

         On the 6th day of February, 1984, personally appeared before me Kurtis
D. Hughes, R. Kenneth Jarrell and Sharon Lundskog and duly acknowledged to me that they are persons who signed the foregoing instrument as incorporators and that they have read the foregoing instrument and know the contents thereof and that the same is true of their own knowledge except as to those matters upon which they operate on information and belief and as to those matters believe them to be true.

/s/
-----------------------------------
NOTARY PUBLIC
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Residing in Salt Lake City, UT.
My Commission Expires

          May 20, 1987
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                              ARTICLES OF AMENDMENT
                        OF TECHNOMEDICAL PROPERTIES, INC.

1.       The Present Name of this Corporation is.  Technomedical
Properties, Inc.

2. The Articles of Incorporation of this Company shall be amended as to Article I which shall now read as follows:

         Name.    The name of the corporation (hereinafter called "Corporation")
is American Professional Holding, Inc.

3. The aforementioned amendment was adopted by the shareholders on July 30, 1993.

4. The number of shares of the Company that are outstanding is and was on the date of the adoption of the amendment 1,250,000 shares and the number of shares entitled to vote was 1,250,000 shares.

5. The number of shares that voted for the aforementioned amendment was 750,000 shares, with no shares voting against.

/s/ Kurtis D. Hughes
---------------------------------
Kurtis D. Hughes, President

/s/ Sharon Lundskog
---------------------------------
Sharon Lundskog, Secretary

[SEAL]

STATE OF UTAH        )
                     ) ss.
COUNTY OF SALT LAKE  )

         Personally appeared before me Kurtis D. Hughes and Sharon Lundskog, President and Secretary, respectively, of Technomedical Properties, Inc., who duly acknowledged that the foregoing statements are true and correct to the best of their knowledge.

/s/ Melinda K. Orth
---------------------------------
Notary Public

My Commission Expires:  4/15/96
Residing In:  Salt Lake City, Utah

[SEAL]